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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONAL ENERGY GROUP, INC.

         National Energy Group, Inc., a corporation originally incorporated on November 19, 1990 and organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and restated to read in its entirety as set forth in paragraph FOURTH of this Restated Certificate of Incorporation.

         SECOND: That this Restated Certificate of Incorporation was adopted as of October 13, 2000, by the Board of Directors of the Corporation in accordance with Section 303 of the General Corporation Law of the State of Delaware, and pursuant to the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for National Energy Group, Inc. and Boomer Marketing Company, dated March 14, 2000, confirmed with respect to the Corporation (as modified and/or amended at any time through the date of filing hereof with the Delaware Secretary of State, the "Plan") pursuant to an Order Confirming Joint Plan of Reorganization and Fixing Deadlines for Filing Administrative Claims, Fee Claims and Rejection Claims, entered by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, a court of competent jurisdiction, under Chapter 11 of the United States Bankruptcy Code, on July 24, 2000 (the "Confirmation Order"), and that, pursuant to the Confirmation Order and Section 303 of the General Corporation Law of the State of Delaware, no stockholder action was required in order to effectuate such adoption. A copy of the Confirmation Order is attached hereto as Exhibit A.

         THIRD: That pursuant to the Plan, on or after the date and time on which this Restated Certificate of Incorporation is filed with the Delaware Secretary of State each holder of shares, as of August 4, 2000, of the existing common capital stock of the Corporation or the existing preferred capital stock of the Corporation (defined in the Plan as the Corporation's "Common Equity Interest" and "Preferred Equity Interest", respectively), which shares are deemed cancelled pursuant to the Plan, will receive newly issued shares of the Corporation's common stock, $.01 par value, as provided in the Plan.

         FOURTH: That the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

         FIRST: The name of the corporation is National Energy Group, Inc. (the "Corporation").



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         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

         FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), issuable in series.

         The Board of Directors of the Corporation is expressly authorized to cause Preferred Stock to be issued from time to time, in one or more series, and in connection with each such series to determine and fix by the resolution or resolutions providing for the creation and issuance of such shares of Preferred Stock the number and designation thereof, the powers (including without limitation any type of voting powers - special, no or otherwise), designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, to the full extent permitted by the General Corporation Law.

         FIFTH: No nonvoting equity securities of the Corporation may be issued; provided that, this provision, included in this Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C. Section 1123(a)(6), shall have no force and effect except to the extent required by such Section so long as such Section is in effect and applicable to the Corporation.

         SIXTH: No Equity Interests of the Corporation nor instruments exchangeable for Equity Interests of the Corporation shall be permitted to be transferred to or by any Person who is, was or would become as a result of such transfer a "5-percent shareholder" within the meaning of 26 U.S.C. Section 382.

         For purposes of this Article Sixth, the term "Person" shall mean an individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof or other entity; and the term "Equity Interests" shall mean any share of Common Stock or other instrument evidencing an ownership interest in the Corporation, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         SEVENTH: The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.


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         EIGHTH: Elections of Directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

         NINTH: A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for breach of fiduciary duty as a Director; provided, however, that the foregoing shall not eliminate or limit the liability of a Director: (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.

         ELEVENTH: The Corporation shall indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a Director, officer, employee or agent of the Corporation or serves or served at the request of the corporation any other enterprise as a Director, officer, employee or agent.

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         IN WITNESS WHEREOF, the Corporation has caused this Restated
Certificate of Incorporation to be signed by Bob G. Alexander, its President and Chief Executive Officer, and attested by Philip D. Devlin, its Vice President, General Counsel and Secretary, as of the 13th day of October, 2000.


                                     NATIONAL ENERGY GROUP, INC.




                                     By:
                                        ----------------------------------------
                                             Bob G. Alexander
                                             President and
                                             Chief Executive Officer



         ATTEST



         By:
            ---------------------------------------
               Philip D. Devlin
               Vice President,
               General Counsel and Secretary


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                                                                       EXHIBIT A